Exhibit 99.1

Imunon Appoints James E. Dentzer to its Board of Directors

CEO of Curis brings extensive biopharmaceutical financial experience to the Board

LAWRENCEVILLE, N.J. (October 3, 2022) – Imunon, Inc. (Nasdaq: IMNN), a clinical-stage drug development company, announces the appointment of James E. Dentzer to its Board of Directors, effective immediately. Mr. Dentzer is the chief executive officer of Curis, Inc., a biotechnology company focused on the development of innovative therapeutics for the treatment of cancer, and brings to Imunon more than 20 years of leadership in the global pharmaceutical industry. His appointment brings the number of Directors to nine.

Mr. Dentzer has been President and Chief Executive Officer and a member of the Board of Directors of Curis, Inc. since September 2018. From March 2018 to September 2018, Mr. Dentzer served as Curis’ Chief Operating Officer and Chief Financial Officer. From March 2016 to March 2018, Mr. Dentzer served as Curis’ Chief Administrative Officer and Chief Financial Officer. Mr. Dentzer has also held the positions of secretary and treasurer from March 2016 to March 2019. Prior to joining Curis, Mr. Dentzer served as Chief Financial Officer of Dicerna Pharmaceuticals, Inc., a biotechnology company, from December 2013 to December 2015. Prior to that, he was the Chief Financial Officer of Valeritas, Inc., a medical technology company, from March 2010 to December 2013. Prior to joining Valeritas, Inc., he was the Chief Financial Officer of Amicus Therapeutics, Inc. a biotechnology company, from October 2006 to October 2009. In prior positions, he spent six years as Corporate Controller of Biogen Inc., a biotechnology company, and six years in various senior financial roles at E.I. du Pont de Nemours and Company, a chemical, petroleum and biotechnology company, in the U.S. and Asia.

Commenting on Mr. Dentzer’s appointment, Michael H. Tardugno, Celsion’s Executive Chairman, said “We are delighted to welcome such a talented executive to our Board of Directors. Mr. Dentzer brings a wealth of public company experience, not only leading Curis, but also as CFO of several well-known development-stage biotechnology companies. We look forward to his valuable advice as we advance GEN-1 along the clinical and regulatory pathway in ovarian cancer and further develop PLACCINE, our nucleic acid vaccine platform.”

Mr. Dentzer said, “I am looking forward to supporting Imunon’s talented management team and to working collaboratively with my fellow Directors. I am hopeful that I will help play an important part in the company’s growth as it advances its immune-oncology and infectious diseases programs. In particular, my financial and leadership experience with small-cap biotechnology companies should be helpful in advancing the company’s mission and guiding its business strategy.”

About Imunon, Inc.

Imunon is a fully integrated, clinical stage biotechnology company focused on advancing a portfolio of innovative treatments that harness the body’s natural mechanisms to generate safe, effective and durable responses across a broad array of human diseases, constituting a differentiating approach from conventional therapies.

Imunon has two platform technologies: the TheraPlas® platform for the development of immunotherapies and other anti-cancer nucleic acid-based therapies, and the PLACCINE platform for the development of nucleic acid vaccines for infectious diseases and cancer. The company’s lead clinical program, GEN-1, is a DNA-based immunotherapy for the localized treatment of advanced ovarian cancer currently in Phase II development. GEN-1 works by instructing the body to produce safe and durable levels of powerful cancer-fighting molecules, such as interleukin-12 and interferon gamma, at the tumor site. Additionally, the company is conducting preclinical proof-of-concept studies on a nucleic acid vaccine candidate targeting the SARS-CoV-2 virus in order to validate its PLACCINE platform. Imunon’s platform technologies are based on the delivery of nucleic acids with novel synthetic delivery systems that are independent of viral vectors or devices. Imunon will continue to leverage these platforms and to advance the technological frontier of plasmid DNA to better serve patients with difficult-to-treat conditions. For more information on Imunon, visit www.imunon.com.

Forward-Looking Statements

Imunon wishes to inform readers that forward-looking statements in this news release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials; the uncertainties of and difficulties in analyzing interim clinical data; the significant expense, time and risk of failure of conducting clinical trials; the need for Imunon to evaluate its future development plans; possible acquisitions or licenses of other technologies, assets or businesses; possible actions by customers, suppliers, competitors or regulatory authorities; and other risks detailed from time to time in Imunon’s periodic reports and prospectuses filed with the Securities and Exchange Commission. Imunon assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

Contacts:

Jeffrey W. Church

Executive Vice President, CFO

and Corporate Secretary

609-482-2455
jchurch@imunon.com

LHA Investor Relations

Kim Sutton Golodetz

212-838-3777

kgolodetz@lhai.com

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